                                   EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 2000 is presented below. Ratio of Earnings to Fixed Charges means the ratio of pretax income from continuing operations (with certain adjustments described below) to the total of: (i) interest and
(ii) such portion of rental expense as can be demonstrated to be representative of the interest factor in the particular case.

                                                                             YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------------------------------------------
                                                 1996               1997               1998               1999              2000
                                                 ----               ----               ----               ----              ----
EARNINGS BEFORE FIXED CHARGES:

      Net Loss                              ($ 1,894,244)      ($ 1,840,210)      ($ 3,310,870)      $ 10,299,494      ($ 6,737,892)
      Add:   Interest Expense                  8,878,285          9,646,679         11,383,449         11,158,350        11,309,334
             Interest factor in rental
                  expense                        233,243            243,890            252,106            254,377           267,937
                                            ----------------------------------------------------------------------------------------

EARNINGS BEFORE FIXED CHARGES               $  7,217,284       $  8,050,359       $  8,324,685       $ 21,712,221      $  4,839,379
                                            ========================================================================================

FIXED CHARGES:

      Interest Expense                      $  8,878,285       $  9,646,679       $ 11,383,449       $ 11,158,350      $ 11,309,334
      Interest factor in rental expense          233,243            243,890            252,106            254,377           267,937
                                            ----------------------------------------------------------------------------------------

TOTAL FIXED CHARGES                         $  9,111,528       $  9,890,569       $ 11,635,555       $ 11,412,727      $ 11,577,271
                                            ========================================================================================

RATIO OF EARNINGS TO FIXED CHARGES                    --                 --                 --               1.9x                --

DEFICIENCY IN EARNINGS AVAILABLE TO

      COVER FIXED CHARGES                   $  1,894,244       $  1,840,210       $  3,310,870                 --      $  6,737,892
                                            ========================================================================================